Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Wendy L. Simpson, CEO & President Pam Kessler, EVP & CFO (805) 981-8655

LTC ANNOUNCES FIRST QUARTER OPERATING RESULTS

WESTLAKE VILLAGE, CALIFORNIA, May 4, 2011 — LTC Properties, Inc. (NYSE:LTC) released results of operations for the three months ended March 31, 2011 and announced that net income available to common stockholders for the first quarter was $5.4 million or $0.20 per diluted share which included a $3.6 million charge related to the Company’s call for redemption of all of its 8.0% Series F Cumulative Preferred Stock (“Series F preferred stock”) and $0.5 million of the accrued and unpaid dividends on the Series F preferred stock for the period of April 1, 2011 to April 25, 2011.  For the same period in 2010, net income available to common stockholders was $6.7 million or $0.29 per diluted share which included $0.9 million provision for doubtful accounts related to a mortgage loan secured by a school property. The Company reported total revenues for the three months ended March 31, 2011, were $20.3 million versus $17.7 million for the same period last year.

During the three months ended March 31, 2011, the Company sold 3,990,000 shares in an underwritten public offering at a price of $27.25 per share for gross proceeds of approximately $108.7 million. Also during the three months ended March 31, 2011, the Company acquired two senior housing properties located in South Carolina with 118 licensed beds, 40 assisted living units, 34 independent living units, and 19 cottages and patio homes for $11.5 million.  These properties are leased to a third party operator under a 10-year lease with three 5-year renewal options.  In addition, the Company purchased four skilled nursing properties with 524-beds in Texas for $50.8 million which consists of $41.0 million in cash at closing with the remainder in the form of contingent earn-out payments.  The contingent earn-out payment arrangements require us to pay two earn-out payments totalling up to $11.0 million upon the properties achieving a sustainable stipulated rent coverage ratio. These properties are leased to a third party operator under a 15-year lease with two five-year renewal options.

On March 24, 2011, the Company announced the redemption, effective April 25, 2011, of 3,536,530 shares of its Series F preferred stock, representing all of the outstanding shares.  The redemption price was $25.1333 per share, including accrued and unpaid dividends up to the redemption date.  At March 31, 2011, the aggregate redemption amount of $88.4 million was classified as a liability and the accrued and unpaid dividends were included under distributions payable on the consolidated balance sheet. Accordingly, the Company recognized the $3.6 million of original issue costs related to the Series F preferred stock as a preferred stock redemption charge in the consolidated income statement line item income allocated to preferred stockholders.

On April 19, 2011, the Company announced that it had signed a new $210.0 million, four-year Unsecured Credit Agreement (“Credit Agreement”), dated April 18, 2011.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $250.0 million. The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of April 18, 2015, and allows LTC to borrow at the same interest rates applicable to borrowings under its prior credit agreement, 150 basis points over LIBOR based on current leverage ratios.  Subsequent to March 31, 2011, LTC had $70.0 million outstanding under the new Credit Agreement with $140.0 million available for borrowing.

The Company will conduct a conference call on Thursday, May 5, 2011, at 12:00 p.m. Pacific time, in order to comment on the Company’s performance and operating results for the quarter ended March 31, 2011.  The conference call is accessible by dialing 877-317-6789.  The international number is 412-317-6789.  The earnings release will be available on our website.  An audio replay of the conference call will be available from May 5, 2011 through May 19, 2011.  Callers can access the replay by dialing 877-344-7529 or 412-317-0088 and entering conference number 450485.  The Company’s supplemental information package for the current period will also be available on the Company’s website at www.LTCProperties.com in the “Presentations” section of the “Investor Information” tab.

At March 31, 2011, LTC had investments in 93 skilled nursing properties, 102 assisted living properties, 14 other senior housing properties and two schools.  These properties are located in 30 states.  Other senior housing properties consist of independent living properties and properties providing any combination of skilled nursing, assisted living and/or independent living services.  The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future.  All statements other than historical facts contained in this press release are forward looking statements.  These forward looking statements involve a number of risks and uncertainties.  Please see our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and in our other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements.  Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct.  The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Rental income	$18,182	$15,481
Interest income from mortgage loans	1,656	1,979
Interest and other income	416	276
Total revenues	20,254	17,736
Expenses:
Interest expense	1,104	401
Depreciation and amortization	4,521	3,787
(Recovery) provisions for doubtful accounts	(10)	1,061
Operating and other expenses	2,449	1,973
Total expenses	8,064	7,222

Income from continuing operations	12,190	10,514
Discontinued operations:
(Expense) income from discontinued operations	(36)	56
Net (expense) income from discontinued operations	(36)	56
Net income	12,154	10,570

Income allocated to non-controlling interests	(48)	(48)
Net income attributable to LTC Properties, Inc.	12,106	10,522

Income allocated to participating securities	(89)	(43)
Income allocated to preferred stockholders	(6,624)	(3,785)
Net income available to common stockholders	$5,393	$6,694

Basic earnings per common share
Continuing operations	$0.21	$0.29
Discontinued operation	$0.00	$0.00
Net income available to common stockholders	$0.20	$0.29

Diluted earnings per common share
Continuing operations	$0.21	$0.28
Discontinued operation	$0.00	$0.00
Net income available to common stockholders	$0.20	$0.29

Weighted average shares used to calculate earnings per common share
Basic	26,310	23,283
Diluted	26,340	23,384

NOTE: Computations of per share amounts from continuing operations, discontinued operations and net income are made independently.  Therefore, the sum of per share amounts from continuing operations and discontinued operations may not agree with the per share amounts from net income available to common stockholders.

Reconciliation of Funds From Operations (“FFO”)

FFO is a supplemental measure of a real estate investment trust’s (“REIT”) financial performance that is not defined by U.S. generally accepted accounting principles (“GAAP”).  The Company uses FFO as a supplemental measure of our operating performance and we believe FFO is helpful in evaluating the operating performance of a REIT.  Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with U.S. GAAP assumes that the value of real estate assets diminishes predictably over time.  We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO and normalized FFO facilitate comparisons of operating performance between periods.

FFO is defined as net income available to common stockholders (computed in accordance with U.S. GAAP) excluding gains or losses on the sale of assets plus real estate depreciation and amortization, with adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.  Normalized FFO represents FFO adjusted from certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current National Association of Real Estate Investment Trusts’ (“NAREIT”) definition or that have a different interpretation of the current NAREIT definition from the Company; therefore, caution should be exercised when comparing our company’s FFO to that of other REITs.

The Company uses FFO, normalized FFO, normalized FFO excluding non-cash rental income and normalized FFO excluding non-cash rental income and non-cash compensation charges as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders.  FFO, normalized FFO, normalized FFO excluding non-cash rental income and normalized FFO excluding non-cash rental income and non-cash compensation charges do not represent cash generated from operating activities in accordance with U.S. GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

The following table reconciles net income available to common stockholders to FFO available to common stockholders, normalized FFO available to common stockholders, normalized FFO available to common stockholders excluding non-cash rental income and normalized FFO available to common stockholders excluding non-cash rental income and non-cash compensation charges (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended March 31,
	2011		2010
Net income available to common stockholders	$5,393		$6,694
Add: Depreciation and amortization (continuing and discontinued operations)	4,521		3,860
FFO available to common stockholders	9,914		10,554

Add: Preferred stock redemption charge	3,566	(1)	—
Add: Preferred stock redemption dividend	472	(2)	—
Add: Non-recurring one-time items	—		852	(3)
Normalized FFO available to common stockholders	13,952		11,406

Less: Non-cash rental income	(606)		(764)
Normalized FFO excluding non-cash rental income	13,346		10,642

Add: Non-cash compensation charges	358		366
Normalized FFO excluding non-cash rental income and non-cash compensation charges	$13,704		$11,008

(1)          Represents the original issue costs related to the Series F preferred stock.

(2)          Represents the accrued and unpaid dividends on the Series F preferred stock up to the redemption date which is the period of April 1, 2011 to April 25, 2011.

(3)          Includes a $0.9 million provision for doubtful accounts charge related to a mortgage loan secured by a school property located in Minnesota.

Basic FFO available to common stockholders per share	$0.38		$0.45
Diluted FFO available to common stockholders per share	$0.38		$0.45

Diluted FFO	$9,914		$11,483
Weighted average shares used to calculate diluted FFO per share available to common stockholders	26,340	(*)	25,608

(*) The Series C preferred stock, the participating securities and the non-controlling interest have been excluded as such inclusion would be anti-dilutive.

Basic normalized FFO available to common stockholders per share	$0.53	$0.49
Diluted normalized FFO available to common stockholders per share	$0.52	$0.48

Diluted normalized FFO	$14,907	$12,335
Weighted average shares used to calculate diluted normalized FFO per share available to common stockholders	28,665	25,608

Basic normalized FFO excluding non-cash rental income per share	$0.51	$0.46
Diluted normalized FFO excluding non-cash rental income per share	$0.50	$0.45

Diluted normalized FFO excluding non-cash rental income	$14,301	$11,571
Weighted average shares used to calculate diluted normalized FFO excluding non-cash rental income per share available to common stockholders	28,665	25,608

Basic normalized FFO excluding non-cash rental income and non-cash compensation charges per share	$0.52	$0.47
Diluted normalized FFO excluding non-cash rental income and non-cash compensation charges per share	$0.51	$0.47

Diluted normalized FFO excluding non-cash rental income and non-cash compensation charges	$14,659	$11,937
Weighted average shares used to calculate diluted normalized FFO excluding non-cash rental income and non-cash compensation charges per share available to common stockholders	28,665	25,608

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	March 31, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Real Estate Investments:
Land	$47,393	$42,254
Buildings and improvements	629,323	570,512
Accumulated depreciation and amortization	(163,196)	(158,709)
Net operating real estate property	513,520	454,057
Properties held-for-sale, net of accumulated depreciation and amortization: 2011 - $0; 2010 - $0	2,900	2,900
Net real estate property	516,420	456,957
Mortgage loans receivable, net of allowance for doubtful accounts: 2011 — $961; 2010 — $981	57,057	59,026
Real estate investments, net	573,477	515,983
Other Assets:
Cash and cash equivalents	23,390	6,903
Debt issue costs, net	601	743
Interest receivable	1,379	1,571
Straight-line rent receivable, net of allowance for doubtful accounts: 2011 — $1,483; 2010 — $1,473	20,853	20,090
Prepaid expenses and other assets	8,126	8,202
Other assets related to properties held-for-sale	6	11
Notes receivable	1,117	1,283
Marketable securities	6,479	6,478
Total assets	$635,428	$561,264

LIABILITIES
Bank borrowings	$—	$37,700
Senior unsecured notes	50,000	50,000
Bonds payable	3,200	3,730
Accrued interest	605	675
Earn-out liabilities	9,841	—
Accrued expenses and other liabilities	9,046	9,869
Equity Shares, Series F called for redemption	88,413	—
Distributions payable	3,058	1,768
Total Liabilities	164,163	103,742

EQUITY
Stockholders’ equity:
Preferred stock $0.01 par value; 15,000 shares authorized;
shares issued and outstanding: 2011 — 2,000; 2010 — 5,536	38,500	126,913
Common stock: $0.01 par value; 45,000 shares authorized; shares issued and outstanding: 2011 — 30,335; 2010 — 26,345	303	263
Capital in excess of par value	506,313	398,599
Cumulative net income	635,597	623,491
Other	249	264
Cumulative distributions	(711,659)	(693,970)
Total LTC Properties, Inc. stockholders’ equity	469,303	455,560

Non-controlling interests	1,962	1,962
Total equity	471,265	457,522
Total liabilities and equity	$635,428	$561,264